EMPLOYMENT AGREEMENT

Employment Agreement dated as of March 4, 2008, between ACORN ENERGY, INC., a Delaware corporation (with its successors and assigns, referred to as the “Corporation”) and JOHN A. MOORE (hereinafter referred to as “MOORE”).

PRELIMINARY STATEMENT

The Corporation desires to employ MOORE as Chief Executive Officer of the Corporation, and MOORE wishes to be employed by the Corporation in that capacity, upon the terms and subject to the conditions set forth in this Agreement. The Corporation and MOORE also wish to enter into the other agreements set forth in this Agreement, all of which are related to MOORE’s employment under this Agreement.

AGREEMENT

MOORE and the Corporation therefore agree as follows:

1.  Commencement of Employment: Term. The parties acknowledge that MOORE commenced employment with the Corporation as Chief Executive Officer prior to the date hereof and shall continue to serve in that capacity until the earlier of the third anniversary of the date hereof or the date his employment is terminated by either or both of the parties in accordance with the provisions of this Agreement (the “Term”). The termination of the Term for any reason shall end MOORE’s employment under this Agreement, but, except as otherwise set forth herein, shall not terminate MOORE’s or the Corporation’s other rights and obligations under this Agreement.

2.  Position and Duties. MOORE has been serving, and shall continue to serve, as the Chief Executive Officer (“CEO”) of the Corporation and shall carry out such duties and responsibilities consistent with his title, and shall perform and discharge such additional duties and responsibilities as may be determined by time to time by the Board of Directors of the Corporation (the “Board”). MOORE shall also hold such additional positions and titles with the Corporation and its subsidiaries as the Board may determine from time to time. MOORE shall report to the Board. During the Term, MOORE shall devote substantially all of his full time and attention to performing his duties as CEO of the Corporation; provided, however, that MOORE shall not be precluded from spending time on personal business and investment matters that do not interfere with his duties and responsibilities hereunder. Additionally, MOORE may also serve as a member of the board of directors of privately-held and publicly-held companies, subject only to his obtaining prior approval from the Board, which approval shall not be unreasonably withheld, conditioned or delayed. MOORE will be based at the Corporation’s corporate headquarters, which is currently located at Montchanin, Delaware.

3.  Compensation.

(a)  Base Salary. The Corporation shall pay MOORE a base salary of $325,000 per annum, retroactive to January 1, 2008, payable in accordance with the Corporation’s regular pay cycle for professional employees. Commencing January 1, 2009, the base salary shall be increased to $350,000 per annum, and the base salary commencing January 1, 2010 through the end of the Term shall be increased to $375,000 per annum. The Board, in accordance with its customary review of executive management compensation, may from time to time review MOORE’s base salary and make adjustments the Board (or any committee of the Board delegated authority over employee compensation matters) feels are appropriate, but in any event MOORE’s base salary shall not be lower than the amounts referred to above.

(b) Other and Additional Compensation.

(i) Annual Bonus. During the Term, MOORE shall receive an annual cash bonus of up to $200,000, based upon the attainment of agreed upon personal and company performance goals and milestones for the preceding fiscal year, as determined by the Board (and any committee of the Board delegated authority over employee compensation matters) in its sole discretion. The Board (or any such committee) shall negotiate, in good faith, with MOORE the applicable targets for the applicable fiscal year during the period commencing thirty (30) days prior and completing thirty (30) days after the start of such fiscal year (with the first year target to be agreed within thirty (30) days of the date hereof). Payment of the annual bonus to MOORE will be made within ten (10) days following completion of the Corporation’s financial audit or relevant peer group comparison, as applicable, and determination by the Board of whether the targeted performance goals and milestones have been met or exceeded.

(ii) Stock Options. Effective as of the date hereof (the “Award Date”), the Corporation has granted MOORE ten (10) year non-qualified options for the purchase of up to 200,000 shares of the Corporation’s common stock, par value $0.01 per share (the “Common Stock”) under the Corporation’s 2006 Stock Incentive Plan (“Plan”) at an exercise price of $5.11 per share, which represents the closing stock price of the Corporation’s Common Stock on the trading date immediately prior to the Award Date (the “Stock Option Grant”). The terms of the Stock Option Grant, including the vesting schedule, shall be as set forth in a separate option agreement executed by and between the parties. Such option agreement shall provide, among other things, that the options shall vest pro rata on a quarterly basis (commencing 90 days from the date hereof) over a period of four years, subject to acceleration as provided herein. Any subsequent stock option grants will be determined annually by the Board (and any committee of the Board delegated authority over employee compensation matters). The Corporation hereby represents and warrants to MOORE that the shares of Common Stock issuable upon exercise of the options referred to herein are covered by an existing effective registration statement of the Corporation on Form S-8 (a “Form S-8”). Notwithstanding anything to the contrary contained in the foregoing, if at any time such shares of Common Stock issuable upon exercise of the options referred to herein are not covered by an existing effective Form S-8, (a) the Corporation agrees that if, at any time, and from time to time, it shall authorize the filing of a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the proposed offer of any of its securities by it or any of its stockholders, the Corporation shall: (1) promptly notify MOORE that such registration statement to cover all such shares of Common Stock issuable upon exercise of the options referred to herein will be included in such registration statement at MOORE’s request, (2) cause such registration statement to cover all such shares of Common Stock issuable upon exercises of the options referred to herein for which MOORE requests inclusion, (3) use best efforts to cause such registration statement to become effective as soon as practicable, and (4) take all other reasonable action necessary under any federal or state law or regulation of any governmental authority to permit all such shares of Common Stock issuable upon exercise of the options referred to herein to be sold or otherwise disposed of, and will maintain such compliance with each such federal and state law and regulation of any governmental authority for the period necessary for MOORE to promptly effect the proposed sale or other disposition; and (b) MOORE may make a written request that the Corporation effect a registration under the Securities Act covering such shares of Common Stock issuable upon exercise of the options referred to herein and the Corporation shall (1) use best efforts to cause such registration statement to become effective as soon as practicable, and (2) take all other reasonable action necessary under any federal or state law or regulation of any governmental authority to permit all such shares of Common Stock issuable upon exercise of the options referred to herein to be sold or otherwise disposed of, and will maintain such compliance with each such federal and state law and regulation of any governmental authority for the period necessary for MOORE to promptly effect the proposed sale or other disposition.

(c) Additional Compensation. The foregoing establishes the minimum compensation during the Term and shall not preclude the Board, in its discretion, from awarding MOORE a higher salary or any additional bonuses, stock options or stock awards based upon MOORE’s performance during a fiscal year and/or other criteria as the Board may deem appropriate.

4.  Employee Benefits.

(a) General. During the Term, MOORE shall be entitled to the employee benefits generally made available to the Corporation’s executive officers, including four-weeks paid vacation and all U.S. national holidays, dental insurance benefits, participation in the Corporation’s 401(k) plan and other plans that may be made available from time to time to the Corporation’s executive officers and health insurance benefits.

(b) Disability Insurance. The Corporation shall also obtain at its expense short-term and long-term disability insurance for the benefit of MOORE, provided that MOORE complete a physical examination to the Corporation’s satisfaction.

(c) Corporation Automobile. MOORE shall have an automobile expense allowance of $1,000 per month, to be used for his leasing of an automobile in connection with his employment hereunder and the payment of insurance, maintenance and gasoline expenses, to be paid either directly by the Corporation or to be reimbursed to MOORE upon his presentation of reasonable documentation to the Corporation, in accordance with the Corporation’s controls and procedures and consistent with applicable law.

(d) Indemnification; Liability Insurance. The Corporation hereby represents that its By-Laws currently provide for the indemnification of its officers, employees and directors, subject to the terms thereof, and MOORE acknowledges having received a copy of the By-Laws and having reviewed such section to his satisfaction. The Corporation agrees to obtain and maintain directors’ and officers’ liability insurance on terms and amounts customary for similarly situated public companies.

5.  Expenses. During the Term, the Corporation shall reimburse MOORE for actual out-of-pocket expenses incurred by him in the performance of his services for the Corporation upon the receipt of appropriate documentation of such expenses.

6.  Termination.

(a)  General. The Term shall end immediately upon MOORE’s death, or upon termination by the Corporation for Cause or Disability or by MOORE for Good Reason, each as defined in Section 7. Upon termination of the Term due to MOORE’s death, all compensation due MOORE under this Agreement will cease. In all other cases, (i) the Corporation may terminate this Agreement upon sixty (60) days prior written notice, and (ii) MOORE may terminate this Agreement upon sixty (60) days written notice. The parties agree that the mere act of providing notice to the other party of termination shall not in any event be deemed to provide such other party the right to immediately terminate this Agreement. For all purposes of this Agreement, a termination of employment shall be considered to have occurred if and only if there has been a “termination of employment” as defined in Treasury Reg. §1.409A-1(h)(1)(ii).

(b)  Notice of Termination - Generally. Any termination by the Corporation of MOORE’s employment hereunder shall be in writing and delivered to MOORE at the address set forth herein or at such address kept in the records of the Corporation and shall specify the reasons for such termination.

(c)   Termination by the Corporation for Cause; Termination by Moore without Good Reason. Any written notice of termination of employment by the Corporation of MOORE for Cause shall, to the extent the Cause is curable, allow MOORE the opportunity to cure, but in any event no more than twenty (20) calendar days. Such notice of termination shall also state in reasonable detail the Board’s understanding of the facts leading to the determination of Cause. Upon the Corporation’s final termination of the Term and Moore’s employment for Cause and upon Moore’s final termination of the Term and his employment without Good Reason (pursuant to the notice provisions of Section 6(a) hereof), all compensation due to MOORE under this Agreement shall cease, except that MOORE shall receive the following:

(i) all accrued but unpaid base salary up to the date of termination (payable in accordance with the Corporation’s payroll practices);

(ii) reimbursement of all previously unreimbursed expenses pursuant to Section 5;

(iii) all vested and unexercised options granted by the Corporation as of the date of termination shall be exercisable in accordance with the terms of the Plan and applicable stock option agreements; provided that MOORE shall have only three (3) months to exercise such previously vested options; and

(iv) all options that as of the date of termination have not vested as of such date shall terminate.

(d)  Termination by the Corporation upon a Change of Control or Termination by MOORE for Good Reason following a Change of Control. In the event that within three (3) months prior to or one year following a “Change of Control”, as defined in Section 7(c), either (i) the Corporation terminates the employment of MOORE, other than for Cause (pursuant to the notice provisions of Section 6(a) hereof), or (ii) MOORE terminates the Term and his employment for Good Reason (pursuant to the notice provisions of Section 6(a) hereof), MOORE shall receive the following (except as otherwise provided in Section 6(g)):

(i) an amount equal to (A) twenty four (24) months of then-current base salary (which is in addition to the base salary paid to MOORE after the Corporation’s delivery of notice of termination pursuant to Section 6(a) and the actual date of termination) and (B) two (2) times his most recent annual bonus (but if termination of employment occurs prior to determination of his bonus for fiscal year 2008, such bonus amount shall equal two (2) times the target bonus of $200,000, or $400,000), such amount to be payable as provided in Section 8; and

(ii) reimbursement of all previously unreimbursed expenses pursuant to Section 5;

(iii) the full vesting of any and all stock options granted to MOORE by the Corporation prior to such termination, and extended exercisability thereof until their respective expiration dates; provided, however, that any stock option grant that constitutes an “Incentive Stock Option” that is not exercised within three (3) months of the date of termination shall cease to be treated as an Incentive Stock Option and shall be treated as a Non-Qualified Stock Option on the date that is three (3) months and one (1) day following such date of termination; and

(iv) the continuation of all medical and dental benefits at the Corporation’s sole expense for a period of one year after termination.

For the avoidance of doubt, MOORE shall be entitled to the foregoing benefits once notice of termination is given by the Corporation or by MOORE pursuant to this Section 6(d) and his employment has terminated, regardless of his subsequent Death or Disability.

(e)  Termination by the Corporation other than upon Change of Control, Death, Disability or Cause or termination by MOORE for Good Reason. In the event that (i) the Corporation terminates the employment of MOORE (including a non-renewal of this Agreement at the end of the three year Term provided herein, but not including the non-renewal following any subsequent renewal of the Term) , other than upon a Change of Control, Death, Disability or Cause (pursuant to the notice provisions of Section 6(a) hereof), or (ii) MOORE terminates the Term and his employment for Good Reason (pursuant to the notice provisions of Section 6(a) hereof), other than in connection with a Change of Control, MOORE shall receive the following (except as otherwise provided in Section 6(g)):

(i) an amount equal to (A) twelve (12) months of then-current base salary (which is in addition to the base salary paid to MOORE after the Corporation’s delivery of notice of termination pursuant to Section 6(a) and the actual date of termination) and (B) his most recent annual bonus (but if termination of employment occurs prior to determination of his bonus for fiscal year 2008, such bonus amount shall equal the target bonus of $200,000), such amount to be payable as provided in Section 8;

(ii) reimbursement of all previously unreimbursed expenses pursuant to Section 5;

(iii) accelerated vesting of all unvested options that otherwise would have vested within 24 months of the date of termination, with such accelerated options and all other vested and unexercised options granted by the Corporation as of the date of termination to be exercisable for a period of one year from the date of termination of employment in accordance with the terms of the Plan and applicable stock option agreements; provided, however, that any stock option grant that constitutes an “Incentive Stock Option” that is not exercised within three (3) months of the date of termination shall cease to be treated as an Incentive Stock Option and shall be treated as a Non-Qualified Stock Option on the date that is three (3) months and one (1) day following such date of termination; and

(iv) the continuation of all medical and dental benefits at the Corporation’s sole expense for a period of one year after termination.

For the avoidance of doubt, MOORE shall be entitled to the foregoing benefits once notice of termination is given by the Corporation or by MOORE pursuant to this Section 6(e) and his employment has terminated, regardless of his subsequent Death or Disability.

(f)  Vesting of Stock Options in event of Change of Control. Notwithstanding any other provisions of this Section 6, in the event of any Change of Control, all stock options granted to MOORE prior to such Change of Control shall vest and remain exercisable until their respective expiration dates; provided, however, that any stock option grant that constitutes an “Incentive Stock Option” that is not exercised within three (3) months of the date of termination shall cease to be treated as an Incentive Stock Option and shall be treated as a Non-Qualified Stock Option on the date that is three (3) months and one (1) day following such date of termination.

(g) Excess Parachute Payments. If the amounts payable by the Corporation pursuant to Section 6(d) or Section 6(e) in connection with a termination of employment of MOORE would constitute to any extent an “excess parachute payment” as defined in Section 280G(b) of the Internal Revenue Code of 1986, as amended (the “Code”), then the amount payable by the Corporation to MOORE under those provisions of this Agreement shall be an amount equal to the lesser of: (A) the amounts payable pursuant to Section 6(d) or Section 6(e), as applicable; or (B) the amounts described in clause (A) as reduced to the extent necessary to cause the aggregate of all amounts paid to MOORE in connection with (x) a change in ownership or effective control of the Corporation or (y) a change in the ownership of a substantial portion of the assets of the Corporation (if any of the foregoing constitutes an event described in clause (b)(2)(A)(i) of Code Section 280G) not to exceed two hundred ninety-nine percent (299%) of the “base amount” paid to MOORE as such term is defined in Section 280G(b)(3) (or any successor provision). The reduction described in clause (B) of the preceding sentence shall not be made, however, if the effect of the reduction would be to cause MOORE to retain, from the sum of all "parachute payments" as defined in Code Section 280G(b) payable to him or for his benefit, on an after-tax basis (that is, after payment of all applicable income taxes and of any tax imposed by Section 4999 of the Code by reason of the receipt of such payments) and taking into account such reduction, an aggregate amount that is less than what MOORE would retain, on an after-tax basis, if the reduction described in clause (B) of the preceding sentence were not made. For the avoidance of doubt, this Section 6(g) shall be applied by taking into account any “parachute payment” (as defined in Code Section 280G(b)) payable to MOORE in connection with the change in ownership or effective control of the Corporation or change in the ownership of a substantial portion of its assets, including, without limitation, any parachute payment attributable to stock options granted to MOORE by the Corporation.

(h)  Release. The obligation of the Corporation to make any payments or provide any benefits to MOORE under this Section 6 shall be subject to MOORE signing and not revoking a release of all claims in reasonable form provided to MOORE by the Corporation.

7.  Definitions.

(a)  "Cause" Defined.“Cause” means (i) the failure by MOORE to perform his duties hereunder after written notice thereof and time to cure; (ii) his failure to follow the written legal directions of the Board after written notice thereof; (iii) his conviction of, or pleading guilty or nolo contendere, to a felony or a crime involving moral turpitude, fraud or embezzlement; (iv) willful misconduct with regard to the Corporation (including violations of securities laws) having a material adverse impact on the Corporation; or (v) an uncured material breach by MOORE of this Agreement or material breach by MOORE of his fiduciary duties; in each case, unless cured within twenty (20) calendar days’ of MOORE’s receipt of written notice by the Board of its determination to terminate MOORE with Cause, to the extent curable.

(b)  “Disability” Defined.“Disability” shall mean MOORE’s incapacity due to physical or mental illness, as determined by a qualified independent physician, that results in his being unable to substantially perform his duties hereunder for three consecutive months (or for three months out of any six-month period) (in either event, the “Disability Period”). During the Disability Period, MOORE shall continue to receive his base salary hereunder, provided that if the Corporation provides MOORE with disability insurance coverage, payments of MOORE’s base salary shall be reduced by the amount of any disability insurance payments received by MOORE due to such coverage. Upon termination of employment, after the end of the Disability Period, all compensation due MOORE under this Agreement shall cease.

(c)  “Change of Control” Defined. “Change of Control” shall mean the occurrence of any one or more of the following events:

(i) An acquisition (whether directly from the Corporation or otherwise) of any voting securities of the Corporation (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities and Exchange Act of 1934, as amended (the “1934 Act”)), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of more than fifty percent (50%) of the combined voting power of the Corporation’s then outstanding Voting Securities;

(ii) A majority of the members of the Board of Directors of the Corporation is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Corporation’s Board of Directors before the date of the appointment or election; or

(iii)  An acquisition by any Person, at any time during the 12-month period ending on the date of the most recent acquisition by such Person or Persons, of assets from the Corporation that have a total Gross Fair Market Value equal to or more than eighty percent (80%) of the total Gross Fair Market Value of all of the assets of the Corporation immediately before such acquisition; provided, however, that the Gross Fair Market Value of any assets of the Corporation acquired by a Person that is controlling, controlled by or under common control with the Corporation or any of its stockholders shall not be taken into account in determining whether a Change of Control has occurred.

(d)  “Good Reason” Defined. “Good Reason” shall mean the occurrence of any of the conditions described below, provided that such condition arises without the consent of MOORE:

(i) a material diminution in MOORE’s authority, duties, or responsibilities;

(ii) a material diminution in the authority, duties, or responsibilities of the supervisor or corporate body to whom Moore is required to report, including a requirement that Moore report to a corporate officer or employee instead of reporting directly to the board of directors of a corporation (or similar governing body with respect to an entity other than a corporation).

(iii) a material diminution in Moore’s base compensation;

(iv) any material breach by the Corporation of any provision of this Agreement; or

(v) a material change in the geographic location at which MOORE must perform his services.

Notwithstanding the above, a termination of employment shall not be considered to have occurred for “Good Reason” unless: MOORE provides notice of the condition within 90 days after the initial existence of the condition; the Corporation fails to cure such condition within 30 days after such notice; and the termination of employment occurs within two years following the initial existence of the condition.

  (e) “Gross Fair Market Value” Defined. “Gross Fair Market Value” shall mean the fair market value without regard to liabilities associated with the assets valued.

8. Payment Terms. Payment of any amounts to which MOORE shall be entitled pursuant to the provisions of Section 6 shall be made in 12 equal installments commencing no later than thirty (30) days following the six month anniversary of the date of termination of employment. Payment of any amounts to which MOORE shall be entitled pursuant to the provisions of Section 11(c) shall be made in equal monthly installments commencing in the month after the completion of the Initial Non-Competition Term (as defined in Section 11(a)), through calendar year-end, and continuing for the months of January and February of the following calendar year. Any amounts payable pursuant to Sections 6 and 11 which are not made within the period specified in this Section 8 shall bear interest at a rate equal to the lesser of (i) the maximum interest rate allowable pursuant to applicable law or (ii) five points above the “prime rate” of interest as published from time-to-time in the Eastern Edition of the Wall Street Journal.

9. Post-Termination Benefits. Upon termination of MOORE’s employment hereunder for any reason, in addition to any payments to which MOORE may be entitled upon termination of his employment pursuant to any provision of this Agreement, MOORE shall be entitled to any benefits under any pension, supplemental pension, savings, or other employee benefit plan (other than life or disability insurance and automobile allowance) in which MOORE was participating on the date of any such termination.

10.  Confidentiality.

(a)  “Corporation Information” Defined.“Corporation Information” means all information, knowledge or data of or pertaining to (i) the Corporation, its employees and all work undertaken on behalf of the Corporation, and (ii) any other person, firm, corporation or business organization with which the Corporation may do business during the Term, that is not in the public domain (and whether relating to methods, processes, techniques, discoveries, pricing, marketing or any other matters).

(b) Confidentiality. MOORE hereby recognizes that the value of all trade secrets and other proprietary data and all other information of the Corporation not in the public domain disclosed by the Corporation in the course of his employment with the Corporation is attributable substantially to the fact that such confidential information is maintained by the Corporation in strict confidentiality and secrecy and would be unavailable to others without the expenditure of substantial time, effort or money. MOORE therefore, except as otherwise provided in this Section 10(b), covenants and agrees that all Corporation Information shall be kept secret and confidential at all times during and after the end of the Term and shall not be used or divulged by him outside the scope of his employment as contemplated by this Agreement, except as the Corporation may otherwise expressly authorize by action of the Board. In the event that MOORE is requested in a judicial, administrative or governmental proceeding to disclose any of the Corporation Information, MOORE will promptly so notify the Corporation so that the Corporation may seek a protective order or other appropriate remedy and/or waive compliance with this Agreement. If disclosure of any of the Corporation Information is required, MOORE may furnish the material so required to be furnished, but MOORE will furnish only that portion of the Corporation Information that legally is required. Notwithstanding anything to the contrary contained in the foregoing, MOORE shall not be prevented from disclosing Corporation Information that (i) was or becomes generally available to the public through no fault of MOORE; (ii) was available to MOORE on a non-confidential basis prior his employment with the Corporation; or (iii) was developed independent of the information derived from the Corporation Information.

11. Non-Competition and Non-Solicitation Covenants.

(a) Non-Competition. The Corporation and MOORE acknowledge that: (i) the Corporation has a special interest in and derives significant benefit from the unique skills and experience of MOORE; (ii) MOORE will use and have access to proprietary and valuable Corporation Information (as defined in Section 10 hereof) during the course of his employment; and (iii) the agreements and covenants contained herein are essential to protect the business and goodwill of the Corporation or any of its subsidiaries, affiliates or licensees. Accordingly, except as hereinafter noted, MOORE covenants and agrees that during the Term, and for a period of one year following the termination of MOORE’s employment (two years if such termination was either by the Corporation or by MOORE in connection with a Change of Control pursuant to Section 6(d)) (in either event, the “Initial Non-Competition Term”), MOORE shall not provide any labor, work, services or assistance (whether as an officer, director, employee, partner, agent, owner, independent contractor, stockholder or otherwise) to a “Competing Business.” For purposes hereof, “Competing Business” shall mean any business engaged in the business engaged in by the Corporation during the Term.  In consideration of all of the compensation provisions in this Agreement, MOORE agrees to the provisions of this Section 11 and also agrees that the non-competition obligations imposed herein are fair and reasonable under all the circumstances.

(b) Non-Solicitation of Employees. MOORE covenants and agrees that during the Term, and for a period of one year following termination of employment hereunder for any reason whatsoever (two years if such termination was either by the Corporation or by MOORE in connection with a Change of Control pursuant to Section 6(d)), MOORE shall not directly or indirectly solicit any other employee of or consultant to the Corporation, or any of its subsidiaries or affiliates to terminate such employee’s employment or consultant’s relationship with the Corporation, or any of its subsidiaries or affiliates, as the case may be, or to become employed by or a consultant to a Competing Business.

(c) Extension of Covenants. The Corporation, at its sole option, may elect to extend the non-solicitation and non-competition covenants of this Section 11 for one (1) additional year, by notice to MOORE within 30 days before the expiration of such covenants. If such election is made, the Corporation shall pay to MOORE in accordance with Section 8 an amount equal to the base salary at the time of MOORE’s termination and the previous year’s annual bonus (but if MOORE’s termination occurs prior to determination of his bonus for fiscal year 2008, the bonus amount will be the target bonus of $200,000).

(d) Remedies. MOORE acknowledges that any such breach of the provisions of Section 10 and this Section 11 is likely to result in immediate and irreparable harm to the Corporation for which money damages are likely to be inadequate. Accordingly, MOORE acknowledges that in the event of any such breach, the Corporation may obtain injunctive and other appropriate equitable relief in any forum where proper jurisdiction can be obtained upon the institution of proceedings therefor by the Corporation in order to protect its rights hereunder. Such relief in the event of such breach may include, without limitation, an injunction to prevent: (i) the breach or continuation of MOORE’s breach of Section 10 or Section 11 hereof; (ii) MOORE from disclosing any trade secrets or Corporation Information; (iii) any Competing Business from receiving from MOORE or using any such trade secrets or Corporation Information; and/or (iv) any such Competing Business from retaining or seeking to retain any employees of the Corporation. The provisions of this Section 11(d) shall survive the termination of this Agreement and the Term.

(e) Early Termination of Restrictive Covenants. Notwithstanding the foregoing, the restrictive covenants set forth in Sections 11(a) and (b) shall terminate if any payments required by Sections 6 and 11(c) hereof to be made by the Corporation to MOORE are not made within the periods specified in Section 8.

12. Successors and Assigns; Expenses.

(a) The Employee. This Agreement is a personal contract, and the rights and interests that the Agreement accords to MOORE may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him. All rights and benefits of MOORE shall be for the sole personal benefit of MOORE, and no other person shall acquire any right, title or interest under this Agreement by reason of any sale, assignment, transfer, claim or judgment or bankruptcy proceedings against MOORE. Except as so provided, this Agreement shall inure to the benefit of and be binding upon MOORE and his personal representatives, distributees and legatees.

(b) The Corporation. This Agreement shall be binding upon the Corporation and inure to the benefit of the Corporation and its successors and assigns.

(c) Expenses. The Corporation shall either reimburse MOORE or pay directly to his counsel, Reitler Brown & Rosenblatt LLC, an amount of up to $9,000 for its costs related to the negotiation, preparation and review of this Agreement.

13. Entire Agreement. This Agreement, together with the Stock Option Grant, represents the entire agreement between the parties concerning MOORE’s employment with the Corporation and supersedes all prior negotiations, discussions, understandings and agreements, whether written or oral, between MOORE and the Corporation relating to the subject matter of this Agreement.

14. Amendment or Modification; Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing signed by MOORE and by a duly authorized officer of the Corporation. No waiver by any party to this Agreement of any breach by another party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

15. Notices. Any notice to be given under this Agreement shall be in writing and delivered personally or sent by overnight courier or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below, or to such other address of which such party subsequently may give notice in writing:

If to MOORE:	John A. Moore
403 Marsh Lane
Wilmington, DE 19804

with a copy to:	Reitler Brown & Rosenblatt LLC
800 Third Avenue
New York, NY 10022
Attention: Scott H. Rosenblatt, Esq.

If to the Corporation:	Acorn Energy, Inc.
4 West Rockland
Montchanin, Delaware 19710
Attention: Chairman of the Compensation Committee

with a copy to:	Eilenberg Krause & Paul LLP
11 East 44th Street
New York, NY 10017
Attention: Sheldon Krause , Esq.

Any notice delivered personally or by overnight courier shall be deemed given on the date delivered and any notice sent by registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date mailed.

16. Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable shall not be affected, and each provision of this Agreement shall be validated and shall be enforced to the fullest extent permitted by law. If for any reason any provision of this Agreement containing restrictions is held to cover an area or to be for a length of time that is unreasonable or in any other way is construed to be too broad or to any extent invalid, such provision shall not be determined to be entirely null, void and of no effect; instead, it is the intention and desire of both the Corporation and MOORE that, to the extent that the provision is or would be valid or enforceable under applicable law, any court of competent jurisdiction shall construe and interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and such other constraints or conditions (although not greater than those contained currently contained in this Agreement) as shall be valid and enforceable under the applicable law.

17. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

18. Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience of reference, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

19. Withholding Taxes. All salary, benefits, reimbursements and any other payments to MOORE under this Agreement shall be subject to all applicable payroll and withholding taxes and deductions required by any law, rule or regulation of and federal, state or local authority.

20.  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together constitute one and same instrument.

21. Applicable Law; Jurisdiction. The laws of the State of Delaware shall govern the interpretation, validity and performance of the terms of this Agreement, without reference to rules relating to conflicts of law. Except as otherwise provided in Section 11(d), any suit, action or proceeding against MOORE with respect to this Agreement, or any judgment entered by any court in respect thereof, may be brought in any court of competent jurisdiction in the State of Delaware, as the Corporation may elect in its sole discretion, and MOORE hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

JOHN A. MOORE

ACORN ENERGY, INC.

By:
Name: Sheldon Krause
Title: Secretary, General Counsel

By:
Name: Richard Giacco
Title: Director, on behalf of the Board of Directors